  As filed with the Securities and Exchange Commission on February 20, 1996
                                                        Registration No.
===============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                              _______________

                              AMENDMENT NO. 1
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                              _______________

                             IMRE CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                           22-2389839
       (STATE OR OTHER JURISDICTION              (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)         IDENTIFICATION NUMBER)

                        401 QUEEN ANNE AVENUE NORTH
                             SEATTLE, WA 98109
                              (206) 298-9400
        (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
           AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              _______________

                              JAY D. KRANZLER
    VICE CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER
                             IMRE CORPORATION
                        401 QUEEN ANNE AVENUE NORTH
                             SEATTLE, WA 98109
                              (206) 298-9400
         (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              _______________

                                COPIES TO:

                          FREDERICK T. MUTO, ESQ.
                           COOLEY GODWARD CASTRO
                             HUDDLESON & TATUM
                     4365 EXECUTIVE DRIVE, SUITE 1100
                           SAN DIEGO, CA  92121
                              _______________

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after the effective date of this Registration Statement.


    If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                               PROPOSED
                                                             PROPOSED           MAXIMUM
                                                              MAXIMUM          AGGREGATE         AMOUNT OF
      TITLE OF EACH CLASS OF               AMOUNT TO       OFFERING PRICE       OFFERING        REGISTRATION
    SECURITIES TO BE REGISTERED          BE REGISTERED      PER SHARE(1)        PRICE(1)           FEE(2)
- --------------------------------------------------------------------------------------------------------------
Common Stock, $.02 par value               8,920,701          $ 2.0625      $ 18,398,946.81          $6,799.64
==============================================================================================================


(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on February 14, 1996, the date prior to the date this Registration Statement was originally filed.

(2) The registration fee was previously paid in connection with the initial filing of this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                SUBJECT TO COMPLETION, DATED APRIL 5, 1996

PROSPECTUS

                               8,920,701 SHARES

                               IMRE CORPORATION
                                 COMMON STOCK

    This Prospectus relates to 8,920,701 shares (the "Shares") of Common Stock, par value $.02 per share (the "Common Stock") of IMRE Corporation ("IMRE" or the "Company"). The Shares being offered hereby were acquired by certain stockholders of the Company (the "Selling Stockholders") in January 1996 at a per share sales price of $1.50. The Shares may be offered by the Selling Stockholder from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders) in connection with the registration of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

    The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "IMRE." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on April 4, 1996 was $2.375 per share."

                               _______________

           THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASES OF THE SHARES OFFERED HEREBY.

                               _______________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS APRIL 5, 1996.

    No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

    Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, with respect to the Shares being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    PROSORBA-Registered Trademark- column is a registered trademark of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders filed on March 11, 1996 pursuant to Rule 14a-6 of the Exchange Act, the Company's Current Report on Form 8-K dated as of March 28, 1995, the Company's Current Report on Form 8-K dated as of November 22, 1995, the Company's Current Report on Form 8-K dated as of January 29, 1996, the Company's Current Report on Form 8-K dated as of March 8, 1996, and the Company's Current Report on Form 8-K dated as of April 1, 1996 filed by the Company with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of shares of Common Stock of the Company, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive offices at 401 Queen Anne Avenue North, Seattle, Washington 98109 (telephone (206) 298-9400).

                                 THE COMPANY

    IMRE Corporation ("IMRE" or the "Company") was incorporated in 1981 to research, develop, manufacture and market medical devices for the treatment and diagnosis of select immune-mediated diseases, transplantations and cancers. The Company's first product, the PROSORBA-Registered Trademark-column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA-Registered Trademark- column for treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. Since 1987, the Company has had approximately $23 million of sales of the PROSORBA-Registered Trademark- column.

    In February 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter Healthcare Corporation ("Baxter") granting distribution rights of its PROSORBA-Registered Trademark- column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA-Registered Trademark- column indications.
In March 1995, the two companies amended the agreement whereby Baxter, among other things, gave the Company the right to co-market with Baxter and relinquished its first right to negotiate for new PROSORBA-Registered
Trademark- column indication. On March 18, 1996, the Company and Baxter entered into a termination agreement terminating the exclusive distribution agreement. Under the termination agreement, effective May 1, 1996, the Company may, among other things, sell its PROSORBA-Registered Trademark- column directly to customers who had previously purchased PROSORBA-Registered Trademark- columns through Baxter, as well as directly to any other potential customers who wish to purchase PROSORBA-Registered Trademark- columns. See "Risk Factors --
Exclusive Agreement With Baxter."


    In December 1995, Martin D. Cleary resigned as Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Cleary's resignation was a result of the Company's determination that it would best be served by having senior management resident on the West Coast near the Company's principal executive offices and other operations. Because Mr. Cleary was unable to relocate from the East Coast, he agreed to resign as Chief Executive Officer and as a director. Also in December 1995, Harvey J. Hoyt resigned as Executive Vice President and a member of the Board of Directors of the Company. Dr. Hoyt's resignation was a result of the appointments of new members of senior management and the restructuring of the Company, which restructuring eliminated Dr. Hoyt's position. Jay D. Kranzler, M.D., Ph.D. was appointed as Chief

Executive Officer and Vice Chairman of the Board of Directors and DebbyJo Blank, M.D. was appointed as President, Chief Operating Officer and a member of the Board of Directors.


    The Company is in the process of developing a substantial restructuring plan. The restructuring plan is intended to reduce the Company's overhead and recurring costs by reducing the Company's work force and consolidating its two manufacturing facilities into one central manufacturing facility located in Redmond, Washington. By eliminating approximately 20 positions, the Company expects to realize an annual salary savings in excess of $1.0 million. In addition, although the Company estimates it will incur approximately $1.0 million in capital expenditures associated with the consolidation of its manufacturing operations, the Company believes such consolidation will result in a reduction of overhead expenses.


     Furthermore, the restructuring plan includes relocating all of the Company's operations, except manufacturing, from Seattle, Washington to San Diego, California by the end of 1996. The Company believes that relocating its operations to San Diego, recognized as the fourth largest biotechnology center in the United States, will provide the Company with greater exposure within the industry and better position the Company to market its products. In addition, in the event the Company wishes to expand staffing, San Diego's highly skilled work force will provide significant resources from which the Company may draw upon to fill any future staffing needs. The restructuring is not yet completed and there can be no assurance that such a restructuring will be completed. Even if such a restructuring is completed, there can be no assurance that it will be successfully implemented.


    In December 1995, the Company completed an offering of $1,500,000 of Senior Convertible Debentures (the "Debentures") to certain accredited investors. In January 1996, the Company completed a private placement of 8,540,702 shares of the Company's Common Stock (the "Private Placement") with certain accredited investors at a per share sales price of $1.50. Upon the closing of the Private Placement, the Debentures were automatically converted into 1,000,000 shares of Common Stock of the Company.


     Allen & Company, the Company's largest stockholder, purchased $500,000 of the Debentures. Upon the closing of the Private Placement, the Debentures purchased by Allen & Company automatically converted into 333,333 shares of Common Stock of the Company.


     Allen & Company acted as a non-exclusive placement agent for the Company with respect to the Debenture Offering and the Private Placement, receiving a placement fee of 6% of the gross proceeds attributable to securities actually placed by Allen & Company. The Company paid Allen & Company a placement fee in the form of 20,000 shares of Common Stock of the Company in connection with the Debenture Offering and a cash fee of $225,000 in connection with the Private Placement.

    The Company was incorporated under the laws of the State of Delaware in 1981. The Company's executive offices are located at 401 Queen Anne Avenue North Seattle, Washington, 98109-4517 and its telephone number is (206) 298-9400.

                                 RISK FACTORS

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as those discuss in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this prospectus before purchasing the shares being offered hereby.

    NEED FOR ADDITIONAL CAPITAL. The Company is actively seeking opportunities to raise additional capital through the private equity market and corporate partners. Such capital would be used primarily to develop new and complete existing research and development activities, including funding clinical trials for rheumatoid arthritis and certain platelet disorders. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the FDA regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. There can be no assurance that the Company will be able to raise additional capital through the private equity market or corporate partnering transactions or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing.

    HISTORY OF OPERATING LOSSES. The Company has operated at a loss since its formation in October 1981. In the years ended December 31, 1994 and 1995, the Company had revenues of $4,918,126 and $4,104,224 and net losses of $6,151,312 and $6,826,252, respectively. As of December 31, 1995, the Company had an accumulated deficit of $44,041,634. The ability of the Company to achieve profitability is dependent upon successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA-Registered Trademark- column for the treatment of additional diseases in a timely manner, among other factors. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA-Registered Trademark- column for the treatment of diseases in addition to idiopathic thrombocytopenic purpura ("ITP"). There can be no assurance that the Company will meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable.

    MANAGEMENT CHANGES; RESTRUCTURING PLAN; DEPENDENCE UPON KEY PERSONNEL. The Company has recently undergone changes in senior management and new management is in the process of developing and implementing a substantial restructuring plan. The restructuring plan has not been completed and there can be no assurance that it will be completed. Even if such a restructuring plan is completed, there can be no assurance that the restructuring will be successfully implemented. The Company's success is dependent upon certain key management and technical personnel, including the new senior management members. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage. See "Management Changes and Pending Restructuring Plan."

    FDA APPROVAL AND REGULATIONS. The Company is currently planning to conduct a controlled clinical trial of the PROSORBA-Registered Trademark-column for treatment of rheumatoid arthritis. Although the FDA has approved the commercial sale of the PROSORBA-Registered Trademark- column for the treatment of ITP, there can be no assurance that current or future clinical trials will produce data satisfactory to the FDA to establish the effectiveness of the PROSORBA-Registered Trademark- column for treatment of diseases other than ITP, such as rheumatoid arthritis, transplantations and certain cancers, or that the FDA will approve the PROSORBA-Registered Trademark- column for treatment of such diseases in a timely manner, if at all.

    The PROSORBA-Registered Trademark- column is commercially distributed under a premarket approval ("PMA") application that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for a labeling change dealing with the use of ancillary equipment during the use of the PROSORBA-Registered Trademark- column. The FDA has indicated to the Company that the PMA supplement would be approvable if certain additional information is provided. There can be no assurance that the Company will receive approval of its pending PMA supplement or any future PMA supplements will be approved by the FDA.

    Even if FDA approval is granted to market a product for treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that approvals will be obtained.

    The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's good manufacturing practices ("GMP") regulations. Failure to comply with the GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

    COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS. The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases and cancers, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.

    The immunological therapies market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's products will prove effective in the treatment of diseases other than ITP.

    DEPENDENCE ON THIRD PARTY ARRANGEMENTS. The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

    EXCLUSIVE AGREEMENT WITH BAXTER. In February 1994, the Company entered into a 10-year exclusive distribution agreement with Baxter Healthcare Corporation ("Baxter") granting to Baxter distribution rights of its PROSORBA-Registered Trademark- column in the United States and Canada for the treatment of thrombocytopenia and the first right to negotiate for new PROSORBA-Registered Trademark- column indications. The distribution agreement also contained certain "take-or-pay" and minimum purchase commitments. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. Baxter assumed the Company's sales and distribution responsibilities in April 1994. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement. The Company no longer maintains a domestic sales force.

    The "take-or-pay" commitments and purchase minimums were primarily subject to the Company having FDA marketing approval for immune thrombocytopenic purpura and the lack of any new significant competitive technology being introduced before October 1995 to the thrombocytopenia therapy marketplace. The Company received a response from the FDA in January 1995 to a PMA supplement filed in March 1993 requesting the name of the Company's approved indication be changed from idiopathic thrombocytopenic purpura to immune thrombocytopenic purpura. The request was made by the Company as it believes the two names are used interchangeably by the medical community. The FDA's response denied the Company's request for such a change.

    As a result of the FDA action, in February 1995, Baxter exercised its right to re-negotiate the minimum purchase commitments. In March 1995, the two companies amended the agreement whereby Baxter: (a) made a take-or-pay payment for the first sales year of $3.0 million on March 31, 1995 compared to the original $3.5 million due, (b) agreed to purchase $1.0 million of product during the second quarter of 1995, (c) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, (d) gave the Company the right to co-market with Baxter, (e) relinquished its first right to negotiate for new PROSORBA-Registered Trademark- column indications, and (f) agreed under certain circumstances to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and has freed Baxter to pursue competing thrombocytopenia therapies.


    On March 18, 1996, the Company and Baxter entered into a termination agreement terminating the exclusive distribution agreement. Under the termination agreement, effective May 1, 1996, the Company may, among other things, sell its PROSORBA-Registered Trademark- column directly to customers who had previously purchased PROSORBA-Registered Trademark- columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA-Registered Trademark- columns.


    No assurance can be given that prior to May 1, 1996, Baxter will maximize the Company's potential sales in North America, or that Baxter will be successful in marketing the Company's PROSORBA-Registered Trademark- column. There can be no assurances that the Company will be able to develop a sales force by May 1, 1996, if at all, to sell its PROSORBA-Registered Trademark-column directly to customers who previously purchased PROSORBA-Registered Trademark- columns from Baxter or to any other potential customers who wish to purchase PROSORBA-Registered Trademark- columns. In addition, even if the Company can establish a sales force for its PROSORBA-Registered Trademark- column, there can be no assurance that the Company will be successful in selling its PROSORBA-Registered Trademark- columns directly to any new customers or to any customers who previously purchased PROSORBA-Registered Trademark- columns through Baxter.

  UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY . The Company currently holds nine United States and four foreign patents relating to its technology and has also filed other patent applications. In addition, the Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. Neither the protection afforded by these patents nor their enforceability can be assured. Furthermore, there can be no assurance that additional patents will be obtained either in the United States or in foreign jurisdictions or that, if issued, such additional patents will provide sufficient protection to the Company's technology or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. There can be no assurance that the Company will be able to develop further technological innovations.

    Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are challenged in litigation or interference proceedings, the Company may become subject to significant liabilities to third parties or be required to seek licenses from third parties. There can be no assurance that such licenses would be available or, if available, obtainable on acceptable terms.

    In November 1995, a complaint was filed with the United States District Court, Northern District of California, claiming that the Company's PROSORBA-Registered Trademark- column allegedly infringes a patent issued to David S. Terman, M.D. which patent subsequently was assigned in July 1993 to DTER-ENT, Inc., a California corporation. The Company first received a notice of a claim of infringement from DTER-ENT, Inc. in July 1993. Although the Company intends to vigorously contest the claim, there can be no assurances that the Company will be successful.

    In addition, various scientific personnel of the Company were previously associated with non-profit research or education institutions that typically require researchers to execute agreements giving such institutions broad rights to inventions created or developed during the period that the scientist is associated with such institution. Dr. Frank R. Jones, Chairman of the Board and Chief Scientific Officer of the Company, has been a party to such agreements in the past. While no such institution has to date asserted rights to the Company's technology, such assertions may be made in the future, and if made, there can be no assurances that the Company will be successful in any such litigation.

    CONCENTRATION OF OWNERSHIP. Allen & Company Incorporated beneficially owns approximately 18.14% of the outstanding Common Stock of the Company and is the largest stockholder of the Company.

    SALES AND MARKETING. In addition to marketing through Baxter, the Company also conducts limited marketing of the PROSORBA-Registered Trademark- column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that such domestic sales efforts or foreign sales arrangements will become material to the Company's results of operations.

    INSURANCE REIMBURSEMENT. Successful commercialization of a new medical product, such as the PROSORBA-Registered Trademark- column depends, in part, on reimbursement by public and private health insurers to health care providers for use of such product. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA-Registered Trademark- column. Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA-Registered Trademark- column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse for the use of the PROSORBA-Registered Trademark-column.

    UNCERTAINTY OF HEALTH CARE REFORM. There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

    PRODUCT LIABILITY. The use of the PROSORBA-Registered Trademark- column involves the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

    POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS. There has been a history of significant volatility in the market prices of securities of biotechnology companies, including the Company's Common Stock. Factors such as announcements by the Company or others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payers for therapies and public concerns regarding the safety and other implications of biotechnology all may have a significant impact on the Company's business and market price of the Company's Common Stock. No dividends have been paid on the Common Stock to date, and the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

    HAZARDOUS MATERIAL. The Company's research and development programs involve the controlled use of biohazard materials such as viruses, including the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.

    LIMITATION OF NET OPERATING LOSS CARRYFORWARDS. The Company's sale of Common Stock in November 1990, September 1991, April 1993, and January 1996 when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based on the limitations of
Section 382 and before consideration of the effect of the sale of securities offered hereby, the Company may be allowed to use no more than approximately $3,700,000 of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998-2010.

                             SELLING STOCKHOLDERS

    The Selling Stockholders represented in their purchase agreements that they were acquiring the Shares for investment and with no present intention of distributing the Shares. In recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribute, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company has filed with the Commission a Registration Statement on Form S-3, which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144 under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholders.

    The following table sets forth the name of the Selling Stockholders, the number of Shares beneficially owned by each Selling Stockholder as of January 31, 1996 and the number of Shares which may be offered pursuant to this Prospectus. This information is based upon information provided to the Company by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their shares of Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided.


                                 Shares Beneficially            Number of        Shares Beneficially
                                   Owned Prior to             Shares Being           Owned After
                                     Offering(1)                 Offered            Offering(1)(3)
     Name of                     --------------------         ------------       -------------------
Selling Stockholders             Number    Percent(2)            Number          Number   Percent(2)
- --------------------             ------    ----------            ------          ------   ----------
 A. Brean Murray                 50,000       .18%                50,000            0         0%
 Allen, Susan                   630,119      2.23%               166,667        463,452    1.64%
 Apollo Medical Partners        100,000       .35%               100,000            0         0%
 Aries Domestic Fund, L.P.      896,666      3.17%               866,666         30,000      .11%
 The Aries Trust                894,166      3.16%               866,666         27,500      .10%
 Barlow, Gordon                  20,000       .07%                20,000            0         0%
 Berrard, Steve                 333,334      1.18%               333,334            0         0%
 Binder, Richard                 50,000       .18%                50,000            0         0%
 Bollag, Michael                100,000       .35%               100,000            0         0%
 Cantor, Michael                 66,667       .24%                66,667            0         0%
 Capotorto, Vito                 20,000       .07%                20,000            0         0%
 Chez, Ronald IRA #2             40,000       .14%                40,000            0         0%
 Cless, Gerhard                 340,000      1.20%               340,000            0         0%



                                Shares Beneficially            Number of        Shares Beneficially
                                  Owned Prior to             Shares Being           Owned After
                                    Offering(1)                 Offered            Offering(1)(3)
     Name of                    --------------------         ------------       -------------------
Selling Stockholders            Number    Percent(2)            Number          Number   Percent(2)
- --------------------            ------    ----------            ------          ------   ----------
 Comitor, Loren                    5,000     .02%               5,000              0         0%
 Courcoux Bouvet (5)              35,000     .12%              20,000           15,000      .05%
 Delaware Fund-
    Emerging Growth               52,933     .19%              52,933              0         0%
 Delaware Fund-Trend           1,280,400    4.53%           1,280,400              0         0%
 DeVries, Walter                  66,000     .23%              50,000           16,000      .06%
 Diners Fugazy Travel and
    Incentive Ltd Profit
    Sharing Plan                  40,000     .14%              40,000              0         0%
 Doherty & Co.                   135,000     .48%             100,000           35,000      .12%
 Drobny Fischer Partnership      234,000     .83%             234,000              0         0%
 Drueke, Paul C.                  25,000     .09%              25,000              0         0%
 The Pharmaceutical/Medical
    Technology Fund, LP          140,000      50%             140,000              0         0%
 Eisen, Nathan & Rose             33,333     .12%              33,333              0         0%
 Emerge Capital (6)               40,000     .14%              40,000              0         0%
 Foisie, Robert A.               133,333     .47%             133,333              0         0%
 Garbelmann, Wolgang
    & Barbara                     20,000     .07%              20,000              0         0%
 Gelber, Howard                   15,000     .05%              15,000              0         0%
 Goby, Jeffrey                    20,000     .07%              20,000              0         0%
 Gold, Arthur                     10,000     .04%              10,000              0         0%
 Goldstick, Phillip               34,000     .12%              34,000              0         0%
 Gonsky, Sharon dba SDG
    Associates                    40,000     .14%              40,000              0         0%
 Gordon Barlow Design PP&T        20,000     .07%              20,000              0         0%
 Goulding, Randall                25,184     .09%              25,184              0         0%
 Goulding, Richard                28,700     .10%              28,700              0         0%
 Green, Dr. Richard               14,000     .05%              14,000              0         0%
 Hakeem, James & Jacklyn          22,000     .08%              17,000            5,000      .02%
 Hakeem, Robert & Jaynie          26,600     .09%              17,000            9,600      .03%
 Hanosh, James J., Jr.            40,623     .14%              16,667           23,956      .08%
 Hanosh, James J.                 38,667     .14%              36,667            2,000        *
 Hirsch, Richard L.               33,333     .12%              33,333              0         0%
 Holmes, James and Donna          10,000     .04%              10,000              0         0%
 Huizenga, Wayne                 333,333    1.18%             333,333              0         0%
 Incavo, Noel                     10,000     .04%              10,000              0         0%
 John F. Northway Trust           87,000     .31%              67,000           20,000      .07%
 John Z. Kosowski Trust           30,000     .11%              30,000              0         0%
 Judge, Jack                      33,333     .12%              33,333              0         0%
 Kaiser, Gary R.                  72,500     .26%              50,000           22,500      .08%
 Kaspar III, Charles J.           31,667     .11%              17,000           14,667      .05%
 Kaufmann, Dr. Regina             16,700     .06%              16,700              0         0%
 Kelabe Investment Corp. (5)      10,000     .04%              10,000              0         0%
 Kranzler, Leonard, M.D.          10,000     .04%              10,000              0         0%
 Kranzler, Moses                  10,000     .04%              10,000              0         0%
 Kushnir, Richard                 30,000     .11%              30,000              0         0%
 Laven, Alan                      10,000     .04%              10,000              0         0%
 Lehrer, Benjamin                 16,667     .06%              16,667              0         0%
 Levy, Steve                      80,000     .28%              80,000              0         0%
 Liss, Arthur                     10,000     .04%              10,000              0         0%
 Mackie, Robert                   33,334     .12%              33,334              0         0%
 Mark, Rueben                     66,667     .24%              66,667              0         0%
 McLaren, James I.                16,667     .06%              16,667              0         0%
 MDB Capital Corporation          33,333     .12%              33,333              0         0%

                                 Shares Beneficially            Number of        Shares Beneficially
                                   Owned Prior to             Shares Being           Owned After
                                     Offering(1)                 Offered            Offering(1)(3)
     Name of                     --------------------         ------------       -------------------
Selling Stockholders             Number    Percent(2)            Number          Number   Percent(2)
- --------------------             ------    ----------            ------          ------   ----------
 Mizebourne Investment Corp.     13,333       .05%               10,000           3,333         *
 Morgenstern, J. Michael, M.D.   10,000       .04%               10,000             0          0%
 Murdoch & Company              250,000       .88%              250,000             0          0%
 Nagorsky, Sy                    10,000       .04%               10,000             0          0%
 Nordruk Partners
    Investment Co.               70,000       .25%               50,000          20,000       .07%
 Olshansky, Melvin               10,000       .04%               10,000             0          0%
 Olson, Arthur                   20,000       .07%               20,000             0          0%
 Pritikin, Mark                   8,000       .03%                5,000           3,000         *
 Proper Service PP&T             10,000       .04%               10,000             0          0%
 Provezano, Annette              15,000       .05%               15,000             0          0%
 Quagliata, Franco & Laura(7)   120,709       .43%               70,000          50,709      .18%
 Redlich, Alon & Cindy           10,000       .04%               10,000             0          0%
 Renov, Kalman & Ruki O.        166,667       .59%              166,667             0          0%
 Rice Asset Management          200,000       .71%              200,000             0          0%
 Richard Goulding
    Pension Plan                 16,700       .06%               16,700             0          0%
 Rochon, Richard C.             133,333       .47%              133,333             0          0%
 Rosenberg, Gregg                 8,000       .03%                8,000             0          0%
 Rosenberg, Stacey                8,000       .03%                8,000             0          0%
 Rosin, Joe                      16,700       .06%               16,700             0          0%
 Sadosky, Andrew                 16,000       .06%               16,000             0          0%
 Samisa Investment Corp.         40,000       .14%               40,000             0          0%
 Schachter, Jerome               20,000       .07%               20,000             0          0%
 Schmidt, Karen                  30,000       .11%               30,000             0          0%
 Scott Partners                  50,000       .18%               50,000             0          0%
 Seminer, Scott                   8,350       .03%                8,350             0          0%
 Shapiro, E. Donald              50,000       .18%               50,000             0          0%
 Sherman, Lawrence               10,000       .04%               10,000             0          0%
 Sherman, Steven A.              10,000       .04%               10,000             0          0%
 Shiman, Stewart                150,000       .53%              150,000             0          0%
 Siciliano, Michael              20,000       .07%               20,000             0          0%
 Simons, Howard "Buzz"           84,000       .30%               84,000             0          0%
 Sirazi, Semir                   20,000       .07%               20,000             0          0%
 Stahler, Alan & Esther         166,667       .59%              166,667             0          0%
 Strattman, James K.
    & Julie M.                  100,000       .35%              100,000             0          0%
 Strattman, Robert A.
    & Joan F.                    40,133       .14%               33,333           6,800       .02%
 Thomas A. Petrovito Trust       30,000       .11%               30,000             0          0%
 Venturetek, L. P.              333,333      1.18%              333,333             0          0%
 Vernon, Elliott                 16,667       .06%               16,667             0          0%
 Vitali Maritime Corp.           31,500       .11%               30,000           1,500         *
 Weingrad, Michael               30,000       .11%               30,000             0          0%
 Weisburg, Burton                10,000       .04%               10,000             0          0%
 Wienckowski, Dr. Thomas         16,700       .06%               16,700             0          0%

                                 Shares Beneficially            Number of        Shares Beneficially
                                   Owned Prior to             Shares Being           Owned After
                                     Offering(1)                 Offered            Offering(1)(3)
     Name of                     --------------------         ------------       -------------------
Selling Stockholders             Number    Percent(2)            Number          Number   Percent(2)
- --------------------             ------    ----------            ------          ------   ----------
 Wierenga, Pete                  84,200       .30%               50,000          34,200      .12%
 Wilfam Ltd.                     40,000       .14%               40,000             0         0%
 Wolff, Joel                     66,667       .24%               66,667             0         0%
 Wood, Kenton E.                 20,000       .07%               20,000             0         0%
 Yahav, Yigal                    34,000       .12%               34,000             0         0%


*  Less than .01%

(1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Applicable percentage of ownership is based on 28,279,297 shares of Common Stock of the Company outstanding on January 31, 1996, adjusted as required by rules promulgated by the Commission.

(3) Assumes the sale of all shares offered hereby.

(4) Includes outstanding warrants to purchase 1,060,590 shares of Common Stock of the Company (of which 760,590 shares are purchasable for $2.50 per share and 300,000 shares are purchasable for $2.875 per share).

(5) Shares are held in the name of Republic New York Securities, as custodian of the shares and for the benefit of the above listed parties.

(6) Shares are held in the name of Farbank & Co., as custodian of the shares and for the benefit of the above listed party.

(7) Includes outstanding options to purchase 20,000 shares at an exercise price of $2.125 per share and options to purchase 26,666 shares at an exercise price of $3.75 per share.

                             PLAN OF DISTRIBUTION

    The Company has been advised that the Selling Stockholders or pledgees, donees, tranferees of or other successors in interest to the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

    At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares offered and the terms of the offering including the names or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commission and other items constituting compensation from the Selling Stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

    The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

    In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to IMRE Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Shares by the Selling Stockholders.

    All costs associated with the shares being offered hereunder will be paid by the Company.

    The Company and the Selling Stockholders may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, including liabilities under the Securities Act.

                                LEGAL MATTERS

    The validity of the issuance of the Shares will be passed upon for the Company by Cooley Godward Castro Huddleson & Tatum, San Diego, California ("Cooley Godward").

                                   EXPERTS

    The consolidated financial statements of IMRE Corporation incorporated by reference from IMRE Corporation's 1995 Annual Report (Form 10-K) as of December 31, 1995 and 1994 and for the years then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated statements of operations, cash flows and stockholders' equity of IMRE Corporation for the year ended December 31, 1993, incorporated by reference in this Registration Statment, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

              SEC Registration fee......................     $ 6,800
              Nasdaq SmallCap Market Listing Fee........         -0-
              Legal fees and expenses...................       7,500
              Blue sky qualification fees and expenses..       2,500
              Accounting fees and expenses..............       5,000
              Printing and engraving expenses...........       5,000
              Miscellaneous.............................       5,000
                                                             -------
                   Total................................     $31,800
                                                             =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Certificate of Incorporation and By-laws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each Director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into a letter agreement with a certain executive officer whereby the Registrant has agreed to pay for expenses (including attorney's fees) incurred by such executive officer in connection with an ongoing SEC inquiry in advance of any final disposition of such inquiry. In the event it is ultimately determined that such executive officer is not entitled to indemnification under the terms of the Registrant's Bylaws or other applicable laws or regulations such executive officer is obligated to repay all amounts advanced by the Registrant on such executive officer's behalf.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    ------

      5.1       Opinion of Cooley Godward Castro Huddleson & Tatum

     23.1       Consent of Ernst & Young LLP, Independent Auditors

     23.2       Consent of Coopers & Lybrand L.L.P., Independent Accountants

     23.3 Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1


     24.1       Power of Attorney. Reference is made to page II-6.

- ------------------

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver or caused to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    (3) That, for the purposes of determining liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (5) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on April 5, 1996.

                                       IMRE CORPORATION


                                       By:        /s/ Alex P. de Soto
                                          ------------------------------------
                                                      Alex P. de Soto
                                             Vice President, Chief Financial
                                                   Officer and Secretary

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           TITLE                       DATE
            ---------                           -----                       ----

        Jay D. Kranzler*
- --------------------------------
  Jay D. Kranzler, M.D. Ph.D.        Vice Chairman of the Board of    April 5, 1996
                                     Directors and Chief Executive
                                     Officer
                                     (Principal Executive Officer)

     /s/ Alex P. de Soto
- --------------------------------
        Alex P. de Soto              Vice President, Chief Financial  April 5, 1996
                                     Officer and Secretary
                                     (Principal Financial Officer)

         DebbyJo Blank*
- --------------------------------
       DebbyJo Blank, M.D.           Director, President and Chief    April 5, 1996
                                     Operating Officer


      Frank R. Jones, Ph.D.*
- --------------------------------
         Frank R. Jones              Chairman of the Board of         April 5, 1996
                                     Directors and Chief Scientific
                                     Officer


     Richard M. Crooks, Jr.*
- --------------------------------
     Richard M. Crooks, Jr.          Director                         April 5, 1996


        Philip J. O'Reilly*
- --------------------------------
        Philip J. O'Reilly           Director                         April 5, 1996


          Jack H. Vaughn*
- --------------------------------
          Jack H. Vaughn             Director                         April 5, 1996


* By Alex P. de Soto as attorney-in-fact

                                          II-6


                              INDEX TO EXHIBITS

 EXHIBIT                                                         SEQUENTIAL
 NUMBER                     DESCRIPTION                           PAGE NO.
- --------                    -----------                          ----------

  5.1      Opinion of Cooley Godward Castro Huddleson & Tatum

 23.1      Consent of Ernst & Young LLP, Independent Auditors

 23.2      Consent of Coopers & Lybrand L.L.P., Independent Accountants

 23.3      Consent of Cooley Godward Castro Huddleson & Tatum.
           Reference is made to Exhibit 5.1

 24.1      Power of Attorney. Reference is made to page II-6



__________



                                 II-7